Exhibit 99.1

LML Payment Systems, Inc.
Fiscal 2009 Second Quarter Conference Call
November 12, 2008

Operator:	Ladies and gentlemen welcome to the LML Payment Systems 2009 Second Quarter Conference Call.

With us on the call today is Patrick Gaines, President and Chief Executive Officer of LML Payment Systems and Richard Schulz, Controller and Chief Accounting Officer of LML, and Craig Thomson, President of Beanstream.

Everyone should have access to the press release which went out earlier today regarding this announcement. If not, the release is available on the LML Web site at www.lmlpayment.com.

Before we begin, we would like to remind everyone that the prepared remarks may contain forward-looking statements regarding future events and future performance of the corporation and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance; therefore, undue reliance should not be placed upon them. We refer all of you to the corporation’s most recent Form 10-K and 10-Q and Form 8-K filed with the Securities and Exchange Commission, as well as the Safe Harbor Statement in today's press release for a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements.  The corporation assumes no obligation to revise any forward-looking projections that may be made in today's release or call.

As a reminder, today's call is being recorded Tuesday, November 12, 2008.

At this time, I would like to turn things over to Mr. Patrick Gaines. Please go ahead, sir.

Patrick Gaines:
Good afternoon everyone, and thank you for joining us here today as we discuss our most recent financial results.  Overall, we are extremely pleased to be able to deliver profitable results for both the second quarter and six month period of fiscal 2009.

Revenue for the second quarter was approximately $3.1 million, compared to approximately $3.2 million for the same period last year.  Gross Profit was $1.6 million or 51%, and Net Income was $65,000 for the quarter, an increase of approximately $247,000 from the same period last year.

Of our three operating segments, revenue for our Transaction Payment Processing segment increased to approximately $2.0 million, a 15 % increase from the same period last year.

Revenue from our Check Processing segment was approximately $683,000 compared to approximately $1.0 million for the previous year. This decrease is primarily due to the software royalties received from our partnership with CheckFree. This past quarter, we did not receive any royalties from the CheckFree partnership compared to the $147,000 we received in the same period last year.

Gross Profit from the TPP segment was approximately $914,000 or 46% and Gross Profit for the Check Processing segment was approximately $272,000, or 40%.

Revenue from our Intellectual Property segment was up 1% to $434,000.

At the end of the quarter, revenue from our TPP segment made up 64% of total revenue, while check processing made up 22% and Intellectual Property made up 14% of total revenue respectively.

Revenue for the six month period was approximately $6.3 million; an increase of $1.6 million or 35% from the same period last year. Combined Gross Profit was approximately $3.2 million or 52%.   Operating Income was approximately $306,000 compared to $80,000 for the same period last year; an improvement of $226,000.

 Net Income was $19,000, an improvement of $448,000 compared to Net Loss of $429,000 for the same period last year.

 Revenue from our TPP segment, which this year includes a full six months, was approximately $3.9 million, an increase of $2.2 million or 129% from the same period last year.

Revenue for our Check Processing segment was $1.5 million, a decrease of $580,000 or 28% from the year before and revenue from our Intellectual Property Segment was $841,000 which was basically flat compared to last year.

Gross Profit for our TPP segment was approximately $1.8 million or approximately 46%.  Gross Profit for our Check Processing segment was approximately $690,000 or 46% and Gross Profit for our Intellectual Property licensing segment was close to 100%.

For the six month period, revenue from our TPP segment made up 63% of total revenue. Check processing make up 24% of revenue and Intellectual Property licensing made up 13 % of revenue.

Clearly, these much improved financial results and evolving revenue mix is the result of the many changes we undertook last year and the strategy that we labeled as the “fundamental shift” that included right-sizing our check business along with the acquisition of Beanstream, both of which were designed to position the company for growth by capitalizing on two important and persistent trends: the growth of eCommerce and the continued adoption of electronic payments.

With respect to electronic payments, we believe we have a strong value proposition for those brick and mortar businesses who wish to leverage electronic payments and the internet to capture efficiencies across their enterprise such as the utilization of electronic payroll and electronic bill payment. The integration of our electronic payroll module into SAGE’s Simply Accounting software is a clear example of how Beanstream is able to deliver a strong value proposition to this growing market.

We also believe the eCommerce market remains in its infancy and still represents only a small percentage of overall sales. Important drivers of growth for eCommerce are convenience, selection, and value to online consumers.

As a payment technology platform provider, the value proposition we provide to eCommerce merchants is equally impressive. We offer both credit card and online debit acquiring along with complete transaction gateway services, including risk management. We can also ensure that in the increasingly complicated world of electronic data fraud, our merchants are kept compliant with all new PCI data security methods and practices which are regularly updated by the card associations. In short, we are a one-stop-shop for the total eCommerce enablement for small businesses.

The overall strength of our value proposition, coupled with a vibrant channel partner distribution network, is the reason we added 595 new customers this quarter and now have just over 7,200 customers in total.

As the world enters uncertain times, we anticipate some deceleration of the growth rates in the eCommerce industry.  Even though eCommerce is likely to be somewhat resistant, we do not expect it to be immune to the impact a lack of consumer confidence will have on the future.  Instead of 30% growth rates, we are now witnessing growth rates around 10%.  We believe that the 15% growth rate of our TPP segment was better than the general market growth rate.

With respect to our check processing segment, it is clear that as electronic payments continue to grow, payments made by cash and check will decline. However, according to the Federal Reserve 2007 Payment Study, there continues to be close to 30 billion checks paid annually and there remain opportunities in this industry for specific or niche type services. As we mentioned, we have repositioned our check processing business and eliminated some services so we can concentrate on providing fewer but more valuable services to our clients. The recent improvement in profitability of this business segment is, of course, welcoming. We anticipate developing niche services for this industry in the future.

With respect to our Intellectual Property Segment, licensing our Intellectual Property is a vital component of our overall business strategy. We view licensing our Intellectual Property as a partnership between ourselves and other industry players. We have identified the market place for our technology and we believe our technology is currently being used by others. Since our last patent issued, we have been in the process of investigating and identifying entities for the purpose of licensing our Intellectual Property. Our overall licensing and enforcement strategy involves intricate legal measures and we are being assisted in our efforts by a number of law firms who all have years of specialty and experience in this area; and while we are not in a position to comment publicly today;  we certainly do anticipate having more to report in this important segment in the future.

Now, I’ll ask Richard to cover off the financial results for the quarter and the period in more detail.

Richard Schulz:	Thank you, Patrick.

On a GAAP basis, our consolidated net income for the second quarter was $65,000 or $0.00 per share as compared to a GAAP net loss of $181,000 or ($0.01) per share for the prior year second quarter, an increase in our net income of $247,000 or $0.01 per share. Non-GAAP net income for the second quarter was $502,000 or $0.02 per share compared to $417,000 or $0.02 per share for the prior year second quarter, an increase in non-GAAP net income of $85,000. Non-GAAP net income excludes stock-based compensation, depreciation and amortization, and other non-recurring items. We believe non-GAAP financial measures provide greater transparency and enhanced understanding of our operating results and overall financial performance. For a reconciliation of GAAP to Non-GAAP financial measures, please see our news release issued on November 12, 2008.

For the six months ended September 30, 2008, on a GAAP basis, our consolidated net income was $19,000 or $0.00 per share as compared to a GAAP net loss of $429,000 or ($0.02) per share for the prior year six month period, an increase in our net income of $448,000 or $0.02 per share. Non-GAAP net income for the current six month period was $1,112,000 or $0.04 per share compared to $433,000 or $0.02 per share for the prior year six month period, an increase in non-GAAP net income of $679,000 or $0.02 per share.

Our cash used in operating activities for the second quarter increased $509,000 from our prior year second quarter cash used of $69,000 to $578,000 cash used in our current second quarter. The increase in cash used in the quarter was primarily attributable to a prepayment of corporate income taxes in the amount of $827,000 for our TPP segment. We are in the process of implementing certain tax planning strategies to utilize our pool of prior year tax losses. We believe that, once finalized, we will be able to recover these tax prepayments made to date on behalf of our TPP segment.

Over the past six weeks, there have been some significant fluctuations in the U.S. exchange rate in relation to the Canadian dollar to where we are seeing average monthly rates vary over 20% from last year’s rates. This has a negative impact on our TPP segment revenue which predominantly originates in Canadian dollars; conversely, it has a positive impact on our TPP segment’s bottom line profitability as its costs and operating expenses are also primarily denominated in Canadian dollars. Consequently, we are revising our guidance of consolidated revenue by 7%, from in excess of $14 million to in excess of $13 million for fiscal 2009. We are anticipating a profitable fiscal 2009.

Now, I’ll turn the call back to Patrick for some closing remarks.

Patrick Gaines:
In summary, we are happy to report that the strategy for transitioning the company to a payment technology provider is on track. All three of our business segments have shown expected growth in sales or profitability and as a result we are able to report Net Income for both the quarter and for the 6 month period.

We believe that the notion of providing  a superior value proposition to customers by way of delivering safe reliable products and services; with better than industry standard customer service; to a growing market that encompasses both brick and mortar and eCommerce customers through contributing channel partners; will remain an attractive and sustainable business model.

Finally, we have all recently witnessed how world markets can react in unexpected ways and sometimes dramatically.  While no one has a crystal ball to know the future regarding how long this uncertainty will last, we know our approach to our business will not change, nor will our focus.

That focus has allowed us to become profitable and stronger despite the current economic climate.  We expect to continue to provide positive results particularly from our Transaction Payment Processing and Intellectual Property segments as we move forward through the remainder of our fiscal year.

Thank you, and with that, I’ll turn the call back to the operator so we can take a few questions.

Operator:	Ladies and gentlemen if you would like to register for a question, please press the 1 followed by the 4 on your telephone. You will hear a three tone prompt to acknowledge your request.

If your question has already been answered and you'd like to withdraw your registration, please press the 1 followed by the 3. If you're using a speakerphone, please lift your handset before entering your request.

One moment please for our first question.

Our first question comes from the line of Nancy Hull of Ladenburg Thalmann. Please proceed with your question.

Nancy Hull:	Hi Pat. Hi Richard.

Richard Schulz:	Hi Nancy.

Patrick Gaines:	Hi Nancy.

Nancy Hull:	Can you tell us what the growth rate for the TPP segment would be on a constant currency basis backing out the affect of the strengthening dollar?

Richard Schulz:
Well, I mean to date we have not seen, at least through the end of our second quarter, we haven't seen really that significant an impact yet on the currency changes. They'd only fluctuated about 3 or 4%.

I can tell you that I'd say about 70% of our revenue from the TPP segment originates in Canadian dollars. So a 20% fluctuation obviously would, you know, decrease that 70% of our revenue.

Nancy Hull:
But on a - when you look at it on a - when you look at the underlying business on a year over year growth basis, is it fair to assume that the growth rate would be a little bit higher than the 15% because part of that is the negative impact from the currency change?

Richard Schulz:
A little bit but not - there was that significant an impact the currency had on that quarter to quarter comparison and the 15%. You know, I think our second quarter exchange - when it was all said and done, the second quarter prior year versus this year was only a 1% fluctuation exchange rate. So our 15% increase in revenue was really on a constant basis from that perspective.

Nancy Hull:
Okay. So my next question was Pat's comments about the - that you're seeing more of a 15% growth rate versus your prior expectations for 30% and you think that's better than the sort of 10% industry growth rate. And that's straight apples to apples. There's not a currency impact that you're seeing or that's built into those expectations that you have for 10% growth, or 15% growth rather.

Patrick Gaines:	Well Nancy, what we're commenting on was the 15% that we saw in the last quarter.

Nancy Hull:	Right.

Patrick Gaines:
And I think that's consistent year over year with the exchange rates. We don't know if that will continue because the exchange rates now have changed dramatically just in the last - in the last month alone.

We were seeing 30% growth rate overall in the e-commerce market. Those growth rates generally were seen across the board were down around 10 so we're - we're saying the 15% that we grew we think beat the market.

Craig Thomson:
Nancy it's Craig. There's, you know, two components to the growth in the TPP segment. One is the - historically it's been the organic growth in the volume of transactions that existing merchant's process. And the second was the increase in the size of the merchant base.

So just pick a number. If we had said historically that 15% of our growth came from the growth of the merchants themselves and another 15% came from the increase in the size of our merchant base, together it was 30%.

What we're seeing and what we started seeing in the second quarter, we're seeing now, is that the merchants themselves, their own growth rate has slowed dramatically due to a slowing of consumer spending.

So we are not relying as much now on the organic growth of the merchants themselves to grow our business. It's more the expansion of the size of our merchant base. And that, you know, we're forecasting still a (beam) of 15% which is consistent from what we've seen in the past.

Nancy Hull:	Okay. Thank you. That's very helpful. Because you did have - this was a really nice quarter in terms of new customer adds. I mean you nearly doubled from last quarter.

Craig Thomson:
Well certainly we've introduced some new products over the last quarter. We've increased the size of our channel partner base and we've also brought on some marketing resources too, as I think we commented during the last conference call.

We've re-branded our Website. We've changed the way that we market some of our clients. And then we've launched a couple of new products. We had the electronic bill payment presentment, which was in beta last quarter. Still is now. But we've also launched the registration product and we've expanded some of our recurring billing products as well. So those things have added to the increase in the growth - size of our merchant base.

Nancy Hull:	Okay. So you're seeing traction with these new products. Do you think that's primarily the driver there with the up-tick in new customer acquisitions?

Craig Thomson:	In fact it's three things. It's the marketing. It's the increase in the channel partner base, which historically has been what we've used to track merchants and then the additional products.

Nancy Hull:	Okay. Great. Are those customers primarily in Canada? Have you seen some traction with your efforts to move into the U.S. market?

Craig Thomson:
We've got - well one of our new products actually is a product that allows North American merchants to process in both Canada and the U.S. And so we've had a couple of merchants that were predominantly Canadian based. However, we have now implemented them or registered them in the U.S. and we're processing through our U.S. gateways.

We've also had a couple new channel partners in the last quarter that have brought us predominantly U.S. merchants. So, you know, I still think our U.S. growth is in its infancy but we've got with the expansion of our products and the expansion of the number of gateways in the U.S. that we're certified, I think we'll see some more - some more growth in the size of our U.S. merchant base over the next couple of quarters.

Nancy Hull:
Okay. Great. Thank you. Richard, with regard to the tax rate, can you give us any sort of color of when we might see some relief there because I think having that ability to take, you know, take advantage of prior losses would really help the earnings numbers? So can you give us any idea of when we might see that happen?

Richard Schulz:	Yeah. I'm hoping we can have this figured out before the conclusion of this current fiscal period.

Nancy Hull:	Okay. That's all for me. Thank you.

Richard Schulz:	Thanks Nancy.

Operator:	Our next question comes from the line of Martin Calvert of UBS. Please proceed with your question.

Martin Calvert:
Hi. Good quarter guys. My question is specific for Craig. First - two questions actually. The first one being we talked in prior quarters about beta test. I was wondering if the products you were talking to or some of the things that you were (relating) on some of the things that have migrated up into full production if those were the beta test or if the beta test is still going on.

Craig Thomson:
Well we've had a few products that were in beta test during the last quarter, the Q1 that we've moved forward. One was the registration product that I mentioned. We've got another one that we call the secure payment profile, which is a PCI related product that's in production now.

We have another one that I mentioned briefly to Nancy which was a split band, split routing product which allows merchants to settle in a region based on the location of the cardholder. That's in production now.

The one product that is still in beta is an electronic bill payment presentment product. We expect that to be introduced in perhaps January, February of next year. Really it's a limitation of when our partner will be able to launch that product. But we're still testing it. We don't have any - we haven't identified any issues that are still outstanding with the product. It's really now just a sales and marketing effort to get that deployed.

Martin Calvert:
Perfect. And I was trying to get some kind of demographic on the - on the accounts, the 595 new accounts. I mean - I mean obviously that's incorporating the, I'd imagine, big accounts and small accounts. I mean is it - what kind of the range of accounts as far as size wise in revenue or on average? I mean do you have any idea or can give us any scope on that.

Craig Thomson:
Yeah. Not really. And, you know, even if we - you know, even if we could identify some specific large accounts, it's not necessarily the most meaningful way of doing this because we offer acquiring services and pure gateway services.

Certainly the acquiring is the more profitable side of the business and generates the higher revenue numbers. So we could actually have a smaller merchant that we're performing acquiring for that may be more significant in terms of our overall portfolio than a larger merchant that we're only doing payment gateway services for.

But looking at the breakdown demographically, you know, again still 90 to 95% of our merchants are in Canada. But 5% of our new merchant adds would be in the U.S. But where we generate a lot of our U.S. revenue that Richard spoke about is we'll have Canadian merchants that actually process in U.S. dollars and so we'll charge them their fees in U.S. dollars.

Operator:	Our next question comes from the line of Robert Stein, a private investor. Please proceed with your question.

Robert Stein:
Thanks for taking my call. I'm a long-term investor, been with LMLP since 1999. So I've been through a lot of these month end quarterly reports. You're doing a real good job of building the company. In my mind Beanstream was an excellent acquisition.

However, it seems like we're leaving a lot of money on the table regarding our intellectual property. How many more Beanstreams could we buy if we were actually receiving royalties on our patents? And here's my question. Pat you mentioned that we're using a number of law firms at the present time. Is Kirkland Ellis still our primary law firm?

Patrick Gaines:
Well, thanks Bob. Yes, Kirkland Ellis is still very much engaged with us. In our last litigation licensing efforts, we also used multiple law firms. Kirkland Ellis was - played a prominent role in that and they still do today. And we expect them to continue to do that as we move out to the future.

Operator:	Mr. Gaines, there are no further questions at this time. I would now turn the call back to you. Please continue with your presentation or closing remarks.

Patrick Gaines:	All right. Thank you operator. Thank you everyone for joining us here today and we look forward to speaking to you soon. Thank you.

Operator:	Ladies and gentlemen that does conclude our conference call for today. We thank you for your participation and ask that you now please disconnect your lines.

END